UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

_________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 24, 2011

J. C. PENNEY COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation )	1-15274 (Commission File No.)	26-0037077 (IRS Employer Identification No.)

6501 Legacy Drive Plano, Texas (Address of principal executive offices)	75024-3698 (Zip code)

Registrant's telephone number, including area code:  (972) 431-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On January 24, 2011, J. C. Penney Company, Inc. (“Company”) announced a series of actions designed to streamline its operations and focus the Company’s investments on those areas of the business with the highest potential for growth.  The actions the Company will be taking include:

●	Closing five underperforming JCPenney department stores and one JCPenney Home Store;

●	Completion of the wind down of the Company’s legacy catalog business through the closure of 19 catalog outlet stores;

●
Consolidation of the Company’s furniture outlet business by closing one furniture outlet store, leaving two remaining furniture outlet stores to handle the disposition of surplus furniture from the Company’s retail store operations;

●
Realignment of the Company’s Call Center operations through the closure of two existing facilities and transferring all activities supporting department store and online customers to three remaining facilities; and

●
Reorganization of the Company’s Custom Decorating business by closing one Custom Decorating Fabrication facility, leaving one remaining facility, and reducing the number of individual, in-store custom decorating studios from 525 to 300.

The Company will initiate the announced actions in 2011 and expects to complete the actions by the end of fiscal 2012.  The Company expects to incur estimated pre-tax charges of approximately $30 million, or $0.08 per share, in the fourth quarter of fiscal 2010 and approximately $20 million, or $0.05 per share, in future periods to reflect the transition.  A summary of the major components of these estimated charges (in millions) is presented below:

	Total	Cash	Non-cash
Asset Impairments	$ 23	$ -	$ 23
Lease costs, net of sublease income	$ 15	$ 15	$ -
Severance, termination benefits and all other expenses	$ 12	$ 12	$ -
Total pre-tax charges	$ 50	$ 27	$ 23

The above charges are estimates, and the actual charges may vary materially based on various factors, including timing of the closings; sales, mark downs and other factors affecting inventory value; factors relating to real estate including sale proceeds and timing and amount of sublease income and other lease expense; actual associate terminations and benefits; changes in management’s assumptions and plans; and other factors.

The Company believes that these streamlining measures will result in a positive impact to the Company’s earnings in 2012, the first full year of implementation, of approximately $25 million to $30 million, or approximately $0.07 per share.  A copy of the press release announcing these actions is attached hereto as Exhibit 99.1.

Item 8.01        Other Events.

On January 24, 2011, the Company announced that its Board of Directors had agreed to name William A. Ackman, founder and Chief Executive Officer of Pershing Square Capital Management, and Steven Roth, Chairman of the Board of Vornado Realty Trust, as directors.  Mr. Ackman and Mr. Roth are expected to be elected to the Board no later than February 22, 2011.  In conjunction with the election of Mr. Ackman and Mr. Roth, the Company’s Board of Directors will expand its size from 11 to 13 members.  In addition, the Company announced that the Board of Directors expects to appoint an additional director in the near future.  A copy of the press release announcing the prospective appointments of Mr. Ackman and Mr. Roth to the Board is attached hereto as Exhibit 99.2.

Item 9.01        Financial Statements and Exhibits.

(d)        Exhibit 99.1     J. C. Penney Company, Inc. News Release issued January
  24, 2011 announcing streamlining actions

Exhibit 99.2     J. C. Penney Company, Inc. News Release issued January
24, 2011 announcing prospective election of William Ackman and Steven Roth to the Company’s Board of Directors

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

J. C. PENNEY COMPANY, INC.

By:/s/ Janet Dhillon
      Janet Dhillon
Executive Vice President, General Counsel
and Secretary

Date:  January 26, 2011

EXHIBIT INDEX

Exhibit Number                      Description

99.1	J. C. Penney Company, Inc. News Release issued January 24, 2011 announcing streamlining actions

99.2	J. C. Penney Company, Inc. News Release issued January 24, 2011 announcing prospective election of William Ackman and Steven Roth to the Company’s Board of Directors